Exhibit 10.1

INSTINET GROUP 2005 ANNUAL CASH INCENTIVE PLAN

I. PURPOSE

     The Instinet Group 2005 Annual Cash Incentive Plan (the "Plan") of Instinet Group Incorporated (the "Company") is designed to provide a significant and variable economic opportunity to selected officers and employees of the Company and its subsidiaries. The payments under the Plan are intended to qualify under Section 162(m)(4)(C) of the Code (as defined below) as excluded from the term "applicable employee remuneration" and all provisions hereof shall be construed in a manner so to comply. The Plan will become effective on January 1, 2005 (the "Effective Date") subject to approval by the Company's stockholders, and its term shall be for five years from the Effective Date unless earlier terminated by the Company pursuant to Section VII.

II. DEFINITIONS

     (a) "Board" shall mean the Board of Directors of the Company.

     (b) "Bonus" shall mean a bonus award with respect to a Measurement Period expressed as a dollar amount, as determined by the Committee and payable to a Participant pursuant to the terms of the Plan.

     (c) "Cause" means (i) "Cause" as defined in any Individual Agreement to which the Participant is a party that is then in effect, or (ii) if there is no such Individual Agreement or if it does not define "Cause," termination of the Participant's employment by the Company or any of its subsidiaries or affiliates because of (A) a Participant's unjustified willful failure to carry out any reasonable lawful written order of the Company relating to the Participant's performance of his duties (using the same criteria as would be applied to other executives of like level of the Company) that continues for ten business days after Participant is notified of such failure in writing, (B) diverting or usurping a corporate opportunity of the Company unless Participant makes such opportunity available to the Company and relinquishes all Participant's right, title and interest therein within ten days after the Company notifies Participant in writing requesting that Participant take such action, (C) gross negligence or recklessness by Participant in the performance of his duties hereunder (using the same criteria as would be applied to other executives of like level of the Company) that continues for ten business days after Participant is notified in writing of his actions constituting such gross negligence or recklessness, (D) fraud, dishonesty or other acts or omissions by Participant resulting in a breach of a fiduciary or other material duty to the Company, or (E) the conviction of Participant of a felony (other than vehicular manslaughter). The Committee shall, unless otherwise provided in an Individual Agreement with the Participant, have the sole discretion to determine whether "Cause" exists, and its determination shall be final.

     (d) "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

     (e) "Committee" shall mean the Compensation Committee or other independent committee of the Board referred to in Article III hereof.

     (f) "Company" shall mean Instinet Group Incorporated, a Delaware corporation, and its successors.

     (g) "Determination Date" shall mean the date following the conclusion of a particular Measurement Period on which the Committee certifies whether and to what extent the applicable Performance Goals have been satisfied and determines and approves the amount of a Participant's Bonus under the Plan.

     (h) "Disinterested Director" shall mean a director who qualifies as an "outside director" for purposes of Section 162(m) of the Code.

     (i) "Individual Agreement" shall mean a written employment, change in control, consulting or similar agreement between a Participant and the Company or one of its subsidiaries that is in full force and effect as of a relevant date.

     (j) "Measurement Period" shall have the meaning set forth in Article V hereof.

     (k) "Participant" shall mean an employee of the Company or any of its subsidiaries who is designated by the Committee and who is or is expected to be a "covered employee" within the meaning of Section 162(m)(3) of the Code in the year in which the Company is expected to be entitled to a federal income tax deduction with respect to the Bonus payable hereunder and any other key employee who may be designated by the Committee as a Participant from time to time.

     (l) "Payment Date" shall mean the date or dates on or following the Determination Date on which all or a portion of a Participant's Bonus is paid, as selected by the Committee; provided that no Payment Date shall be later than the later of (i) the date that is 2 1/2 months from the end of the Participant's first taxable year in which the Bonus is no longer subject to a substantial risk of forfeiture (as defined for purposes of Section 409A of the Code) or (ii) the date that is 2 1/2 months from the end of the Company's first taxable year in which the amount is no longer subject to a substantial risk of forfeiture (as defined for purposes of Section 409A of the Code).

     (m) "Performance Goals" shall have the meaning set forth in Article V hereof.

III. ADMINISTRATION

     The Plan shall be administered by the Compensation Committee of the Board or such other committee of the Board that, in either case, is composed of not less than two Disinterested Directors, each of whom shall be appointed by and serve at the pleasure of the Board.

     In administering the Plan, the Committee may at its option employ compensation consultants, accountants and counsel and other persons to assist or render advice to the Committee, all at the expense of the Company. Any determinations made by the Committee in connection with the Plan shall be final and binding on the Company, its affiliates, subsidiaries and their respective stockholders and each Participant in the Plan.

IV. ELIGIBILITY

     The Committee shall, in its sole discretion, determine for each Measurement Period those executive officers and other key employees of the Company and its subsidiaries who shall be Participants in the Plan for such Measurement Period. Nothing contained in the Plan shall be construed as or be evidence of any contract of employment with any Participant for a term of any length, nor shall participation in the Plan by any Participant during any Measurement Period entitle such Participant to continued participation in the Plan during any subsequent Measurement Period.

V. DETERMINATION OF BONUSES

     (a)  Establishment of Performance Goals. The Performance Goals applicable to the determination of an individual Participant's Bonus with respect to a particular Measurement Period shall be established by the Committee, prior to the commencement of a Measurement Period (or as soon as reasonably practicable after the commencement of a Measurement Period, but in all events within the time period required by Section 162(m) of the Code).

     (b)  Measurement Period. The "Measurement Period" shall be the fiscal year of the Company, unless a shorter period is otherwise selected and established in writing by the Committee at the time the Performance Goals are established with respect to a particular fiscal year or a particular Participant.

     (c)  Performance Goals. The "Performance Goals" established by the Committee shall be based on one or more of the following criteria: (i) pre-tax or after-tax return on equity; (ii) earnings per share; (iii) pre-tax or after-tax net income; (iv) business unit or departmental pre-tax or after-tax income; (v) operating profit or income; (vi) operating margin; (vii) net income margin; (viii) revenue; (ix) revenue growth; (x) earnings before interest, tax, depreciation and amortization; (xi) book value per share; (xii) market price per share; (xiii) relative performance to peer group companies; (xiv) expense management; and (xv) total return to stockholders. Performance Goals may be established in respect of the Company or any of its subsidiaries, affiliates, business units or divisions and/or the Company's or any of its subsidiary's, affiliate's, business unit's or division's worldwide, regional or country specific operations (or any combination of the foregoing). Performance Goals shall specify whether they are to be measured relative to budgeted or other internal goals, operations, performance or results of the Company and/or any of its subsidiaries, affiliates, business units or divisions, or relative to the performance of one or more peer groups of the Company and/or any of its subsidiaries, affiliates, business units or divisions, with the composition of any such peer groups to be determined by the Committee at the time the Performance Goal is established. Performance Goals may be stated in the alternative or in combination. The measurement of any Performance Goals may exclude the impact of charges for extraordinary, unusual or non-recurring items (including without limitation charges for restructurings and discontinued operations), and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the Company's audited financial statements, including the notes thereto.

     (d)  Determination of Bonus. A Participant's Bonus, if any, shall consist of a dollar amount determined by the Committee based upon the degree of attainment of the Performance Goal(s) during the relevant Measurement Period, each as established by the Committee for a Participant, and subject to written certification by the Committee that the Performance Goals have been satisfied to a particular extent and any other material terms and conditions for the earning and payment of the Bonus have been satisfied and the Committee's right, in its sole discretion, to reduce the Bonus amount as so determined (under which circumstances the Participant shall have no right to receive the amount of such reduction even if the Performance Goals are met). Notwithstanding the foregoing sentence, the Committee may not alter the terms or conditions of any Bonus set forth in any Individual Agreement provided that such terms and conditions have been approved by the Committee, and are otherwise consistent with the provisions of Section 162(m) of the Code and the terms of the Plan. In no event shall a Bonus be paid to a Participant unless and until the Plan has been approved by the Company's stockholders.

     (e)  Payment of a Bonus. On the Determination Date of a Bonus under the Plan, the Committee shall establish the Payment Date for all or a portion of such Bonus. Bonuses under the Plan shall be payable in cash. The Committee may at its option establish procedures pursuant to which Participants are permitted to defer the receipt of Bonuses payable hereunder or to elect to accept equity, including restricted shares, for some or all of such Participant's Bonus; provided that any such deferrals or elections will be structured in a way so as not to result in any excise tax under Section 409A of the Code.

     (f)  Maximum Bonus Payable. The maximum aggregate Bonus amounts payable to a Participant under the Plan for any fiscal year of the Company shall be $10,000,000.

VI. TERMINATION OF EMPLOYMENT

     A Participant shall not be entitled to receive a Bonus hereunder for a particular Measurement Period, unless he or she is employed by the Company as of the end of the Measurement Period. A Participant who remains employed through the last day of the Measurement Period but whose employment is terminated by the Company prior to the Payment Date shall be entitled to receive a Bonus with respect to such Measurement Period as determined by the Committee in its sole discretion in accordance with the terms of the Plan, provided that, in no event shall a Participant whose employment is terminated by the Company for Cause be eligible to receive a Bonus under the Plan.

VII. AMENDMENT AND TERMINATION

     The Board shall have the right to amend, modify, suspend or terminate the Plan from time to time, but no such amendment, modification, suspension or termination shall, without prior approval of the Company's stockholders, alter the business criteria on which the Performance Goals are based, increase the amount set forth in Section (f) of Article V or materially modify the requirements regarding eligibility for participation in the Plan, nor shall any such amendment, modification or termination impair, without the consent of the Participant affected, any Bonus that has been certified and approved by the Committee prior to the effective date of the amendment, modification, suspension or termination.

VIII. MISCELLANEOUS

     Bonus payments shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. Bonuses payable under the Plan shall be subject to all applicable employment and income tax withholding. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company or its subsidiaries. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws.